Exhibit 99.1

Soluna Signs Agreement with Noteholders to Facilitate Early Payoff of Convertible Notes

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Amendment is a first step towards potential new financing to simplify capital structure and provide less dilutive financing for growth strategy

ALBANY, NY, November 22, 2023 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for Bitcoin mining and other intensive computing applications, announced today it has come to an agreement with its noteholders to facilitate the repayment of the Notes ahead of the July 25, 2024 maturity date. The agreement with the noteholders is a vital first step as it seeks less-dilutive financing alternatives to build out Soluna’s robust project pipeline.

John Belizaire, CEO of Soluna Holdings, commented, “I want to thank our noteholders for the support as we have executed our strategic plan this year. Our momentum in recent months has attracted the interest of new infrastructure investors who see the potential of our vision. Our data center design is repeatable and is a sustainable solution to the growing need for AI compute. This deal will allow Soluna flexibility to pursue fresh less-dilutive capital that will help us scale in a shareholder friendly way.”

On November 20, 2023 the Company and the noteholders entered into a Third Amendment Agreement to amend the Notes and related agreements to facilitate future financings by the Company that may include funds for prepayment of the Notes by permitting the Company to force conversion of up to $1,500,000 of the Notes under certain circumstances and reduce the prepayment penalty in return for reducing the conversion price of the $4,700,000 of the Notes to $3.78 and reducing the exercise price of 150,000 of the Warrants to $0.01.

The definitive documents are included in an 8-K to be filed.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as Bitcoin mining, AI, and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

Contact Information

Sam Sova

Founder and CEO

SOVA

Sam@teamsova.biz